Exhibit 99

NextEra Energy, Inc. Media Line: (561) 694-4442 April 30, 2014 FOR IMMEDIATE RELEASE

NextEra Energy reports 2014 first-quarter financial results

•	NextEra Energy announces strong results driven by excellent financial and operational performance

•	Florida Power & Light Company reports major capital projects remain on track as well as strong customer growth reflecting an improving Florida economy

•	NextEra Energy Resources brings Genesis solar plant online and signed a wind power purchase agreement for approximately 250 MW

JUNO BEACH, Fla. - NextEra Energy, Inc. (NYSE: NEE) today reported 2014 first-quarter net income on a GAAP basis of $430 million, or $0.98 per share, compared with $272 million, or $0.64 per share, in the first quarter of 2013. On an adjusted basis, NextEra Energy’s earnings were $557 million, or $1.26 per share, compared with $475 million, or $1.12 per share, in the first quarter of 2013.

Adjusted earnings exclude the mark-to-market effects of non-qualifying hedges, as well as the net effect of other than temporary impairments (OTTI) on certain investments and operating results from the Spain solar project. Adjusted earnings also exclude the 2013 gain on the sale of the Maine hydropower assets, the 2013 loss and the 2014 gain associated with the Maine fossil assets, and the 2013 charges associated with an impairment on the Spain solar project. All of these items relate primarily to the business of NextEra Energy Resources, LLC and its affiliated entities.

NextEra Energy’s management uses adjusted earnings, which is a non-GAAP financial measure, internally for financial planning, for analysis of performance, for reporting of results to the Board of Directors, and as an input in determining performance-based compensation under the company’s employee incentive compensation plans. NextEra Energy also uses earnings expressed in this fashion when communicating its financial results and earnings outlook to analysts and investors. NextEra Energy management believes that adjusted earnings provide a more meaningful representation of NextEra Energy’s fundamental earnings power. The attachments to this news release include a reconciliation of historical adjusted earnings to net income, which is the most directly comparable GAAP measure.

“NextEra Energy delivered very strong operational performance and financial results during the first quarter,” said Jim Robo, chairman and chief executive officer of NextEra Energy. “FPL’s customer metrics reflect a strengthening of Florida’s economy and business climate, and we are executing on our major capital projects that will enhance a customer value proposition that already includes excellent reliability, award-winning customer service and the lowest typical residential bill in the state. At NextEra Energy Resources, our contracted renewables portfolio continues to perform very well and drive earnings growth, and since our last earnings call we signed a power purchase agreement for a new wind project of about 250 MW. Finally, NextEra Energy was honored to be named number one in our sector on Fortune’s list of Most Admired Companies for an eighth consecutive year, an accomplishment that reflects greatly on the nearly 14,000 employees who deliver affordable, reliable and clean energy to our customers every day.”

Florida Power & Light Company
NextEra Energy’s principal rate-regulated utility subsidiary, Florida Power & Light Company, reported first-quarter net income of $347 million, or $0.79 per share, compared with $288 million, or $0.68 per share, for the prior-year quarter.

FPL’s earnings growth continued to be driven in large part by capital investment in the business, which strengthens a customer value proposition that includes low bills, high reliability, award-winning customer service, and a clean emissions profile. During the quarter, average regulatory capital employed grew by $1.8 billion, a 6.7 percent increase compared to the year-ago quarter. For the fifth consecutive year, FPL reported the lowest typical residential customer bill in Florida and one that is currently about 25 percent below the national average. A typical residential FPL customer using 1,000 kilowatt-hours of electricity a month saved more than $320 in 2013 compared to the average price paid by Floridians served by other electric utilities. In total, over the past five years, a typical FPL customer saved an estimated $1,800 versus the Florida average and $1,500 compared to the average American electric customer.

FPL averaged approximately 87,000 more customer accounts during the first quarter of 2014 than in the comparable prior-year quarter, the largest increase in customer count since late 2007. The 12-month average of low-usage accounts fell to 8.1 percent, its lowest level since May 2007. The number of inactive accounts reached its lowest level since April 2004. Customer growth increased sales by approximately 1.1 percent over the prior-year quarter and contributed to total retail sales growth of 4.4 percent.

These improved customer metrics are consistent with a strengthening economy in Florida. According to the Florida Department of Economic Opportunity, the state’s seasonally adjusted unemployment rate in March 2014 was 6.3 percent, down 1.4 percentage points from a year earlier, and down 5.1 percentage points from the state’s highest-ever rate of 11.4 percent in March 2010. Florida’s unemployment rate was 0.4 percent lower than the U.S. rate and has been lower than the national rate for eight consecutive months. The number of jobs in Florida was up by 225,100 positions compared to a year earlier, which is a 3 percent increase, and March 2014 was the 44th consecutive month with positive job growth in Florida following more than three years of job losses. Over the long term, the company continues to expect that Florida will experience above-average economic growth.

On April 1, FPL brought into service its Riviera Beach Next Generation Clean Energy Center slightly under budget and two months ahead of schedule. FPL’s modernized Cape Canaveral facility entered service in April 2013. Construction of FPL’s third modernization project, Port Everglades, has begun with an expected in-service date of mid-2016. During the operating lifetimes of these three new, highly efficient power plants, the company estimates that customers will save more than $1 billion in fuel and other costs.

NextEra Energy Resources
NextEra Energy Resources, the competitive energy business of NextEra Energy, reported first-quarter net income on a GAAP basis of $86 million, or $0.20 per share, compared with a loss on a GAAP basis of $40 million, or $0.09 per share, in the prior-year quarter. On an adjusted basis, NextEra Energy Resources’ earnings for the first quarter of 2014 were $211 million, or $0.48 per share, compared with $177 million, or $0.42 per share, for the first quarter of 2013.

NextEra Energy Resources’ contributions to adjusted earnings in the first quarter increased by 6 cents from the prior-year comparable quarter, primarily due to growth in its contracted renewables portfolio. Extreme winter weather and volatile market conditions had a negative impact of 11 cents per share on the company’s customer supply and trading portfolio, but this was offset by positive impacts from a favorable wind resource, the Maine fossil assets, and from other factors that together contributed to greater earnings per share from existing assets of 14 cents compared to the year-ago quarter.

During the first quarter of 2014, based on a reassessment of valuation in light of new market information, the company reversed its earlier decision to sell its 796-megawatt (MW) merchant fossil portfolio in Maine, which resulted in a gain in 2014 and a loss in 2013, both of which are excluded from adjusted earnings.

Since the company announced fourth-quarter financial results on Jan. 28, 2014, NextEra Energy Resources added 75 MW of new U.S. wind capacity to its portfolio and signed a power purchase agreement for approximately 250 MW of additional U.S. wind capacity that it expects will be brought into service by the end of 2015. The business continues to expect to add between 2,000 and 2,500 MW of new contracted U.S. wind projects to its portfolio between 2013 and 2015, of which approximately 1,675 MW are contracted or already brought into service.

NextEra Energy Resources brought into service approximately 165 MW of contracted solar generation at its Genesis, Mountain View and Desert Sunlight facilities in the first quarter of 2014. Development of NextEra Energy Resources’ solar backlog remains on track, with approximately 650 MW of contracted solar capacity expected to come online by the end of 2016.

Corporate and Other
In the first quarter of 2014 on a GAAP basis, Corporate and Other negatively impacted earnings per share by 1 cent, compared to a contribution of 5 cents in the comparable quarter of the prior year. On an adjusted basis, Corporate and Other negatively impacted earnings per share by 1 cent, compared to a contribution of 2 cents in the comparable quarter of the prior year.

The company’s natural gas pipeline projects continue to progress through the development process, and the company expects certification applications to be filed with the Federal Energy Regulatory Commission in the second half of 2014, both for the project owned by Sabal Trail Transmission, LLC, the company’s joint venture with Spectra Energy, and for the project owned by Florida Southeast Connection, LLC, which is the company’s wholly-owned subsidiary. The company continues to expect construction of the proposed interstate pipeline system to begin in 2016 and for operations to commence in mid-2017.

Outlook
NextEra Energy continues to expect adjusted earnings per share for 2014 to be in the range of $5.05 to $5.45. The company continues to expect full-year adjusted earnings per share in 2016 to be in the range of $5.50 to $6.00, which is consistent with a compound annual growth rate of 5 percent to 7 percent through 2016 from a 2012 base.

NextEra Energy’s adjusted earnings expectations exclude the cumulative effect of adopting new accounting standards, the unrealized mark-to-market effect of non-qualifying hedges, as well as net OTTI losses on securities held in NextEra Energy Resources’ nuclear decommissioning funds, none of which can be determined at this time, and operating results from the Spain solar project. Adjusted earnings expectations also exclude the 2014 gain associated with the Maine fossil assets. In addition, adjusted earnings expectations assume, among other things: normal weather and operating conditions; continued recovery of the national and the Florida economy; supportive commodity markets; public policy support for wind and solar development and construction; market demand and transmission expansion to support wind and solar development; access to capital at reasonable cost and terms; no acquisitions or divestitures; no adverse litigation decisions; and no changes to governmental tax policy or incentives. Please see the accompanying cautionary statements for a list of the risk factors that may affect future results.

As previously announced, NextEra Energy’s first-quarter earnings conference call is scheduled for 9 a.m. ET on April 30, 2014. The webcast is available on NextEra Energy’s website by accessing the following link: www.NextEraEnergy.com/investors. The slides and news release accompanying the presentation may be downloaded at www.NextEraEnergy.com/investors beginning at 7:30 a.m. ET today. For those unable to listen to the live webcast, a replay will be available for 90 days by accessing the same link as listed above.

This news release should be read in conjunction with the attached unaudited financial information.
NextEra Energy, Inc.
NextEra Energy, Inc. (NYSE: NEE) is a leading clean energy company with consolidated revenues of approximately $15.1 billion, approximately 42,500 megawatts of generating capacity, and approximately 13,900 employees in 26 states and Canada as of year-end 2013. Headquartered in Juno Beach, Fla., NextEra Energy's principal subsidiaries are Florida Power & Light Company, which serves approximately 4.7 million customer accounts in Florida and is one of the largest rate-regulated electric utilities in the United States, and NextEra Energy Resources, LLC, which together with its affiliated entities is the largest generator in North America of renewable energy from the wind and sun. Through its subsidiaries, NextEra Energy generates clean, emissions-free electricity from eight commercial nuclear power units in Florida, New Hampshire, Iowa and Wisconsin. NextEra Energy has been recognized often by third parties for its efforts in sustainability, corporate responsibility, ethics and compliance, and diversity, and has been named No. 1 overall among electric and gas utilities on Fortune’s list of “World’s Most Admired Companies” for eight consecutive years, which is an unprecedented achievement in its industry. For more information about NextEra Energy companies, visit these websites: www.NextEraEnergy.com, www.FPL.com, www.NextEraEnergyResources.com.

###

Cautionary Statements and Risk Factors That May Affect Future Results

This news release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but instead represent the current expectations of NextEra Energy, Inc. (NextEra Energy) and Florida Power & Light Company (FPL) regarding future operating results and other future events, many of which, by their nature, are inherently uncertain and outside of NextEra Energy's and FPL's control. Forward-looking statements in this news release include, among others, statements concerning adjusted earnings per share expectations and future operating performance. In some cases, you can identify the forward-looking statements by words or phrases such as “will,” “may result,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “aim,” “potential,” “projection,” “forecast,” “predict,” “goals,” “target,” “outlook,” “should,” “would” or similar words or expressions. You should not place undue reliance on these forward-looking statements, which are not a guarantee of future performance. The future results of NextEra Energy and FPL and their business and financial condition are subject to risks and uncertainties that could cause their actual results to differ materially from those expressed or implied in the forward-looking statements, or may require them to limit or eliminate certain operations. These risks and uncertainties include, but are not limited to, the following: effects of extensive regulation of NextEra Energy's and FPL's business operations; inability of NextEra Energy and FPL to recover in a timely manner any significant amount of costs, a return on certain assets or an appropriate return on capital through base rates, cost recovery clauses, other regulatory mechanisms or otherwise; impact of political, regulatory and economic factors on regulatory decisions important to NextEra Energy and FPL; disallowance of cost recovery by FPL based on a finding of imprudent use of derivative instruments; effect of any reductions to or elimination of governmental incentives that support renewable energy projects of NextEra Energy Resources, LLC and its affiliated entities (NextEra Energy Resources) or the imposition of additional taxes or assessments on renewable energy; impact of new or revised laws, regulations or interpretations or other regulatory initiatives on NextEra Energy and FPL; effect on NextEra Energy and FPL of potential regulatory action to broaden the scope of regulation of over-the-counter (OTC) financial derivatives and to apply such regulation to NextEra Energy and FPL; capital expenditures, increased operating costs and various liabilities attributable to environmental laws, regulations and other standards applicable to NextEra Energy and FPL; effects on NextEra Energy and FPL of federal or state laws or regulations mandating new or additional limits on the production of greenhouse gas emissions; exposure of NextEra Energy and FPL to significant and increasing compliance costs and substantial monetary penalties and other sanctions as a result of extensive federal regulation of their operations; effect on NextEra Energy and FPL of changes in tax laws and in judgments and estimates used to determine tax-related asset and liability amounts; impact on NextEra Energy and FPL of adverse results of litigation; effect on NextEra Energy and FPL of failure to proceed with projects under development or inability to complete the construction of (or capital improvements to) electric generation, transmission and distribution facilities, gas infrastructure facilities or other facilities on schedule or within budget; impact on development and operating activities of NextEra Energy and FPL resulting from risks related to project siting, financing, construction, permitting, governmental approvals and the negotiation of project development agreements; risks involved in the operation and maintenance of electric generation, transmission and distribution facilities, gas infrastructure facilities and other facilities; effect on NextEra Energy and FPL of a lack of growth or slower growth in the number of customers or in customer usage; impact on NextEra Energy and FPL of severe weather and other weather conditions; threats of terrorism and catastrophic events that could result from terrorism, cyber attacks or other attempts to disrupt NextEra Energy's and FPL's business or the businesses of third parties; inability to obtain adequate insurance coverage for protection of NextEra Energy and FPL against significant losses and risk that insurance coverage does not provide protection against all significant losses; risk to NextEra Energy Resources of increased operating costs resulting from unfavorable supply costs necessary to provide NextEra Energy Resources' full energy and capacity requirement services; inability or failure by NextEra Energy Resources to manage properly or hedge effectively the commodity risk within its portfolio; potential volatility of NextEra Energy's results of operations caused by sales of power on the spot market or on a short-term contractual basis; effect of reductions in the liquidity of energy markets on NextEra Energy's ability to manage operational risks; effectiveness of NextEra Energy's and FPL's risk management tools associated with their hedging and trading procedures to protect against significant losses, including the effect of unforeseen price variances from historical behavior; impact of unavailability or disruption of power transmission or commodity transportation facilities on sale and delivery of power or natural gas by FPL and NextEra Energy Resources; exposure of NextEra Energy and FPL to credit and performance risk from customers, hedging counterparties and vendors; failure of NextEra Energy or FPL counterparties to perform under derivative contracts or of requirement for NextEra Energy or FPL to post margin cash collateral under derivative contracts; failure or breach of NextEra Energy's or FPL's information technology systems; risks to NextEra Energy and FPL's retail businesses from compromise of sensitive customer data; losses from volatility in the market values of derivative instruments and limited liquidity in OTC markets; impact of negative publicity; inability of NextEra Energy and FPL to maintain, negotiate or renegotiate acceptable franchise agreements with municipalities and counties in Florida; increasing costs of health care plans; lack of a qualified workforce or the loss or retirement of key employees; occurrence of work strikes or stoppages and increasing personnel costs; NextEra Energy's ability to successfully identify, complete and integrate acquisitions, including the effect of increased competition for acquisitions; environmental, health and financial risks associated with NextEra Energy's and FPL's ownership and operation of nuclear generation facilities; liability of NextEra Energy and FPL for significant retrospective assessments and/or retrospective insurance premiums in the event of an incident at certain nuclear generation facilities; increased operating and capital expenditures at nuclear generation facilities of NextEra Energy or FPL resulting from orders or new regulations of the Nuclear Regulatory Commission; inability to operate any of NextEra Energy Resources' or FPL's owned nuclear generation units through the end of their respective operating licenses; liability of NextEra Energy and FPL for increased nuclear licensing or compliance costs resulting from hazards, and increased public attention to hazards, posed to their owned nuclear generation facilities; risks associated with outages of NextEra Energy's and FPL's owned nuclear units; effect of disruptions, uncertainty or volatility in the credit and capital markets on NextEra Energy's and FPL's ability to fund their liquidity and capital needs and meet their growth objectives; inability of NextEra Energy, FPL and NextEra Energy Capital Holdings, Inc. to maintain their current credit ratings; impairment of NextEra Energy's and FPL's liquidity from inability of creditors to fund their credit commitments or to maintain their current credit ratings; poor market performance and other economic factors that could affect NextEra Energy's defined benefit pension plan's funded status; poor market performance and other risks to the asset values of NextEra Energy's and FPL's nuclear decommissioning funds; changes in market value and other risks to certain of NextEra Energy's investments; effect of inability of NextEra Energy subsidiaries to pay upstream dividends or repay funds to NextEra Energy or of NextEra Energy's performance under guarantees of subsidiary obligations on NextEra Energy's ability to meet its financial obligations and to pay dividends on its common stock; and effect of disruptions, uncertainty or volatility in the credit and capital markets of the market price of NextEra Energy's common stock. NextEra Energy and FPL discuss these and other risks and uncertainties in their annual report on Form 10-K for the year ended December 31, 2013 and other SEC filings, and this news release should be read in conjunction with such SEC filings made through the date of this news release. The forward-looking statements made in this news release are made only as of the date of this news release and NextEra Energy and FPL undertake no obligation to update any forward-looking statements.

NextEra Energy, Inc.
Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

			Preliminary
Three Months Ended March 31, 2014	Florida Power & Light	NEER	Corporate & Other	NextEra Energy, Inc.
Operating Revenues	$2,535	$1,034	$105	$3,674
Operating Expenses
Fuel, purchased power and interchange	1,036	335	26	1,397
Other operations and maintenance	384	339	33	756
Impairment charge	—	—	—	—
Depreciation and amortization	209	238	16	463
Taxes other than income taxes and other	274	40	6	320
Total operating expenses	1,903	952	81	2,936
Operating Income (Loss)	632	82	24	738
Other Income (Deductions)
Interest expense	(102)	(176)	(41)	(319)
Benefits associated with differential membership interests - net	—	65	—	65
Allowance for equity funds used during construction	15	—	—	15
Interest income	3	6	13	22
Gains on disposal of assets - net	—	44	—	44
Gain (loss) associated with Maine fossil	—	21	—	21
Other - net	(2)	14	(15)	(3)
Total other income (deductions) - net	(86)	(26)	(43)	(155)
Income (Loss) from Continuing Operations before Income Taxes	546	56	(19)	583
Income Tax Expense (Benefit)	199	(30)	(16)	153
Income (Loss) from Continuing Operations	347	86	(3)	430
Gain from Discontinued Operations, net of Income Taxes	—	—	—	—
Net Income (Loss)	$347	$86	$(3)	$430
Reconciliation of Net Income (Loss) to Adjusted Earnings:
Net Income (Loss)	$347	$86	$(3)	$430
Adjustments, net of income taxes:
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges	—	124	2	126
Income from other than temporary impairments losses - net	—	(2)	—	(2)
Gain from discontinued operations (Hydro)	—	—	—	—
Loss (gain) associated with Maine fossil	—	(12)	—	(12)
Impairment charge and valuation allowance	—	—	—	—
Operating loss of Spain solar projects	—	15	—	15
Adjusted Earnings (Loss)	$347	$211	$(1)	$557
Earnings (Loss) Per Share (assuming dilution)	$0.79	$0.20	$(0.01)	$0.98
Adjustments:
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges	—	0.28	—	0.28
Income from other than temporary impairments losses - net	—	—	—	—
Gain from discontinued operations (Hydro)	—	—	—	—
Loss (gain) associated with Maine fossil	—	(0.03)	—	(0.03)
Impairment charge and valuation allowance	—	—	—	—
Operating loss of Spain solar projects	—	0.03	—	0.03
Adjusted Earnings (Loss) Per Share	$0.79	$0.48	$(0.01)	$1.26
Weighted-average shares outstanding (assuming dilution)				438

For interest allocation purposes, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

			Preliminary
Three Months Ended March 31, 2013	Florida Power & Light	NEER	Corporate & Other	NextEra Energy, Inc.
Operating Revenues	$2,188	$1,016	$75	$3,279
Operating Expenses
Fuel, purchased power and interchange	820	230	15	1,065
Other operations and maintenance	385	351	20	756
Impairment charge	—	300	—	300
Depreciation and amortization	181	226	12	419
Taxes other than income taxes and other	259	42	4	305
Total operating expenses	1,645	1,149	51	2,845
Operating Income (Loss)	543	(133)	24	434
Other Income (Deductions)
Interest expense	(102)	(124)	(46)	(272)
Benefits associated with differential membership interests - net	—	40	—	40
Allowance for equity funds used during construction	18	—	8	26
Interest income	1	4	14	19
Gains on disposal of assets - net	—	12	—	12
Gain (loss) associated with Maine fossil	—	(67)	—	(67)
Other - net	—	1	(8)	(7)
Total other income (deductions) - net	(83)	(134)	(32)	(249)
Income (Loss) from Continuing Operations before Income Taxes	460	(267)	(8)	185
Income Tax Expense (Benefit)	172	(11)	(17)	144
Income (Loss) from Continuing Operations	288	(256)	9	41
Gain from Discontinued Operations, net of Income Taxes	—	216	15	231
Net Income (Loss)	$288	$(40)	$24	$272
Reconciliation of Net Income (Loss) to Adjusted Earnings:
Net Income (Loss)	$288	$(40)	$24	$272
Adjustments, net of income taxes:
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges	—	53	(1)	52
Income from other than temporary impairments losses - net	—	(3)	—	(3)
Gain from discontinued operations (Hydro)	—	(216)	(15)	(231)
Loss (gain) associated with Maine fossil	—	41	2	43
Impairment charge and valuation allowance	—	342	—	342
Operating loss of Spain solar projects	—	—	—	—
Adjusted Earnings (Loss)	$288	$177	$10	$475
Earnings (Loss) Per Share (assuming dilution)	$0.68	$(0.09)	$0.05	$0.64
Adjustments:
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges	—	0.12	—	0.12
Income from other than temporary impairments losses - net	—	(0.01)	—	(0.01)
Gain from discontinued operations (Hydro)	—	(0.51)	(0.03)	(0.54)
Loss (gain) associated with Maine fossil	—	0.10	—	0.10
Impairment charge and valuation allowance	—	0.81	—	0.81
Operating loss of Spain solar projects	—	—	—	—
Adjusted Earnings (Loss) Per Share	$0.68	$0.42	0.02	$1.12
Weighted-average shares outstanding (assuming dilution)				424

For interest allocation purposes, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

Based on the decision in the first quarter of 2014 to retain the Maine fossil assets, the related loss recorded in 2013 was reclassified from discontinued operations to income from continuing operations.

NextEra Energy, Inc.
Condensed Consolidated Balance Sheets
(millions)
(unaudited)

			Preliminary
March 31, 2014	Florida Power & Light	NEER	Corporate & Other	NextEra Energy, Inc.
Property, Plant and Equipment
Electric plant in service and other property	$37,132	$24,851	$1,445	$63,428
Nuclear fuel	1,329	837	—	2,166
Construction work in progress	2,241	2,488	44	4,773
Less accumulated depreciation and amortization	(11,085)	(5,631)	(345)	(17,061)
Total property, plant and equipment - net	29,617	22,545	1,144	53,306
Current Assets
Cash and cash equivalents	38	345	105	488
Customer receivables, net of allowances	706	1,142	56	1,904
Other receivables	111	769	(233)	647
Materials, supplies and fossil fuel inventory	764	381	3	1,148
Regulatory assets:
Deferred clause and franchise expenses	166	—	—	166
Other	107	—	9	116
Derivatives	129	370	34	533
Deferred income taxes	13	507	234	754
Other	95	283	7	385
Total current assets	2,129	3,797	215	6,141
Other Assets
Special use funds	3,327	1,538	1	4,866
Other investments	4	400	744	1,148
Prepaid benefit costs	1,154	—	322	1,476
Regulatory assets:
Securitized storm-recovery costs	358	—	—	358
Other	407	—	33	440
Derivatives	1	979	4	984
Other	192	1,076	344	1,612
Total other assets	5,443	3,993	1,448	10,884
Total Assets	$37,189	$30,335	$2,807	$70,331
Capitalization
Common stock	$1,373	$—	$(1,369)	$4
Additional paid-in capital	6,278	8,975	(8,802)	6,451
Retained earnings	5,879	6,115	(310)	11,684
Accumulated other comprehensive income	—	8	13	21
Total common shareholders' equity	13,530	15,098	(10,468)	18,160
Long-term debt	8,443	5,632	9,749	23,824
Total capitalization	21,973	20,730	(719)	41,984
Current Liabilities
Commercial paper	324	—	1,545	1,869
Current maturities of long-term debt	358	1,988	1,476	3,822
Accounts payable	691	749	10	1,450
Customer deposits	447	4	1	452
Accrued interest and taxes	382	236	(63)	555
Derivatives	—	695	120	815
Accrued construction-related expenditures	150	301	7	458
Other	419	355	97	871
Total current liabilities	2,771	4,328	3,193	10,292
Other Liabilities and Deferred Credits
Asset retirement obligations	1,302	575	—	1,877
Deferred income taxes	6,444	1,901	(39)	8,306
Regulatory liabilities:
Accrued asset removal costs	1,722	—	—	1,722
Asset retirement obligation regulatory expense difference	2,122	—	—	2,122
Other	387	—	70	457
Derivatives	10	338	48	396
Deferral related to differential membership interests	—	1,933	—	1,933
Other	458	530	254	1,242
Total other liabilities and deferred credits	12,445	5,277	333	18,055
Commitments and Contingencies
Total Capitalization and Liabilities	$37,189	$30,335	$2,807	$70,331

NEER financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs.  For interest allocation purposes, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Condensed Consolidated Balance Sheets
(millions)
(unaudited)

			Preliminary
December 31, 2013	Florida Power & Light	NEER	Corporate & Other	NextEra Energy, Inc.
Property, Plant and Equipment
Electric plant in service and other property	$36,838	$24,425	$1,436	$62,699
Nuclear fuel	1,240	820	(1)	2,059
Construction work in progress	1,818	2,835	37	4,690
Less accumulated depreciation and amortization	(10,944)	(5,455)	(329)	(16,728)
Total property, plant and equipment - net	28,952	22,625	1,143	52,720
Current Assets
Cash and cash equivalents	19	370	49	438
Customer receivables, net of allowances	757	966	54	1,777
Other receivables	137	469	(94)	512
Materials, supplies and fossil fuel inventory	742	408	3	1,153
Regulatory assets:
Deferred clause and franchise expenses	192	—	—	192
Other	105	—	11	116
Derivatives	48	423	27	498
Deferred income taxes	98	615	40	753
Other	115	268	20	403
Total current assets	2,213	3,519	110	5,842
Other Assets
Special use funds	3,273	1,507	—	4,780
Other investments	4	380	737	1,121
Prepaid benefit costs	1,142	—	314	1,456
Regulatory assets:
Securitized storm-recovery costs	372	—	—	372
Other	396	—	30	426
Derivatives	—	1,156	7	1,163
Other	136	967	323	1,426
Total other assets	5,323	4,010	1,411	10,744
Total Assets	$36,488	$30,154	$2,664	$69,306
Capitalization
Common stock	$1,373	$—	$(1,369)	$4
Additional paid-in capital	6,179	8,452	(8,220)	6,411
Retained earnings	5,532	6,028	9	11,569
Accumulated other comprehensive income	—	45	11	56
Total common shareholders' equity	13,084	14,525	(9,569)	18,040
Long-term debt	8,473	5,726	9,770	23,969
Total capitalization	21,557	20,251	201	42,009
Current Liabilities
Commercial paper	204	—	487	691
Current maturities of long-term debt	356	1,941	1,469	3,766
Accounts payable	611	575	14	1,200
Customer deposits	447	4	1	452
Accrued interest and taxes	272	249	(48)	473
Derivatives	1	709	128	838
Accrued construction-related expenditures	202	635	2	839
Other	437	395	98	930
Total current liabilities	2,530	4,508	2,151	9,189
Other Liabilities and Deferred Credits
Asset retirement obligations	1,285	565	—	1,850
Deferred income taxes	6,355	1,883	(94)	8,144
Regulatory liabilities:
Accrued asset removal costs	1,839	—	—	1,839
Asset retirement obligation regulatory expense difference	2,082	—	—	2,082
Other	386	—	76	462
Derivatives	—	428	45	473
Deferral related to differential membership interests	—	2,001	—	2,001
Other	454	518	285	1,257
Total other liabilities and deferred credits	12,401	5,395	312	18,108
Commitments and Contingencies
Total Capitalization and Liabilities	$36,488	$30,154	$2,664	$69,306

NEER financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs.  For interest allocation purposes, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Condensed Consolidated Statements of Cash Flows
(millions)
(unaudited)

			Preliminary
Three Months Ended March 31, 2014	Florida Power & Light	NEER	Corporate & Other	NextEra Energy, Inc.
Cash Flows From Operating Activities
Net income (loss)	$347	$86	$(3)	$430
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	209	238	16	463
Nuclear fuel and other amortization	47	35	6	88
Impairment charge	—	—	—	—
Unrealized losses (gains) on marked to market energy contracts	—	124	—	124
Deferred income taxes	168	137	(115)	190
Benefits associated with differential membership interests - net	—	(65)	—	(65)
Allowance for equity funds used during construction	(15)	—	—	(15)
Gains on disposal of assets - net	—	(44)	—	(44)
Gain from discontinued operations, net of income taxes	—	—	—	—
Loss (gain) associated with Maine fossil	—	(21)	—	(21)
Other - net	10	20	17	47
Changes in operating assets and liabilities:
Customer and other receivables	68	(137)	(21)	(90)
Materials, supplies and fossil fuel inventory	(22)	31	—	9
Other current assets	(18)	(4)	(2)	(24)
Other assets	(69)	(21)	(7)	(97)
Accounts payable and customer deposits	91	74	(3)	162
Margin cash collateral	—	(84)	—	(84)
Income taxes	31	(167)	94	(42)
Interest and other taxes	95	18	9	122
Other current liabilities	(94)	(62)	(5)	(161)
Other liabilities	27	(7)	5	25
Net cash provided by (used in) operating activities	875	151	(9)	1,017
Cash Flows From Investing Activities
Capital expenditures of FPL	(999)	—	—	(999)
Independent power and other investments of NextEra Energy Resources	—	(752)	—	(752)
Cash grants under the American Recovery and Reinvestment Act of 2009	—	—	—	—
Nuclear fuel purchases	(68)	(22)	(1)	(91)
Other capital expenditures and other investments	—	—	(24)	(24)
Sale of independent power investments	—	53	—	53
Change in loan proceeds restricted for construction	—	(28)	—	(28)
Proceeds from sale or maturity of securities in special use funds and other investments	1,162	239	50	1,451
Purchases of securities in special use funds and other investments	(1,184)	(246)	(51)	(1,481)
Other - net	22	6	1	29
Net cash used in investing activities	(1,067)	(750)	(25)	(1,842)
Cash Flows From Financing Activities
Issuances of long-term debt	—	305	350	655
Retirements of long-term debt	(29)	(312)	(376)	(717)
Payments to differential membership investors	—	(22)	—	(22)
Net change in short-term debt	120	—	1,059	1,179
Issuances of common stock - net	—	—	25	25
Dividends on common stock	—	—	(315)	(315)
Dividends & capital distributions from (to) NextEra Energy, Inc. - net	100	524	(624)	—
Other - net	20	79	(29)	70
Net cash provided by financing activities	211	574	90	875
Net increase (decrease) in cash and cash equivalents	19	(25)	56	50
Cash and cash equivalents at beginning of period	19	370	49	438
Cash and cash equivalents at end of period	$38	$345	$105	$488

NEER's financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs. For interest allocation purposes, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Condensed Consolidated Statements of Cash Flows
(millions)
(unaudited)

			Preliminary
Three Months Ended March 31, 2013	Florida Power & Light	NEER	Corporate & Other	NextEra Energy, Inc.
Cash Flows From Operating Activities
Net income (loss)	$288	$(40)	$24	$272
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	181	226	12	419
Nuclear fuel and other amortization	34	40	7	81
Impairment charge	—	300	—	300
Unrealized losses (gains) on marked to market energy contracts	—	43	(1)	42
Deferred income taxes	238	104	21	363
Benefits associated with differential membership interests - net	—	(40)	—	(40)
Allowance for equity funds used during construction	(18)	—	(8)	(26)
Gains on disposal of assets - net	—	(12)	—	(12)
Gain from discontinued operations, net of income taxes	—	(216)	(15)	(231)
Loss (gain) associated with Maine fossil	—	67	—	67
Other - net	23	(7)	51	67
Changes in operating assets and liabilities:
Customer and other receivables	106	30	—	136
Materials, supplies and fossil fuel inventory	(2)	(23)	—	(25)
Other current assets	(17)	4	3	(10)
Other assets	(10)	(4)	(11)	(25)
Accounts payable and customer deposits	74	(30)	(2)	42
Margin cash collateral	—	(2)	—	(2)
Income taxes	(66)	(89)	(50)	(205)
Interest and other taxes	81	(15)	8	74
Other current liabilities	(127)	(67)	(25)	(219)
Other liabilities	(9)	19	4	14
Net cash provided by (used in) operating activities	776	288	18	1,082
Cash Flows From Investing Activities
Capital expenditures of FPL	(810)	—	—	(810)
Independent power and other investments of NextEra Energy Resources	—	(972)	—	(972)
Cash grants under the American Recovery and Reinvestment Act of 2009	—	170	—	170
Nuclear fuel purchases	(11)	(13)	—	(24)
Other capital expenditures and other investments	—	—	(61)	(61)
Sale of independent power investments	—	—	—	—
Change in loan proceeds restricted for construction	—	112	—	112
Proceeds from sale or maturity of securities in special use funds and other investments	685	239	81	1,005
Purchases of securities in special use funds and other investments	(701)	(245)	(68)	(1,014)
Other - net	(1)	17	—	16
Net cash used in investing activities	(838)	(692)	(48)	(1,578)
Cash Flows From Financing Activities
Issuances of long-term debt	—	96	527	623
Retirements of long-term debt	(427)	(146)	(350)	(923)
Payments to differential membership investors	—	(20)	—	(20)
Net change in short-term debt	800	—	166	966
Issuances of common stock - net	—	—	8	8
Dividends on common stock	—	—	(279)	(279)
Dividends & capital distributions from (to) NextEra Energy, Inc. - net	(340)	349	(9)	—
Other - net	24	20	(37)	7
Net cash provided by financing activities	57	299	26	382
Net increase (decrease) in cash and cash equivalents	(5)	(105)	(4)	(114)
Cash and cash equivalents at beginning of period	40	257	32	329
Cash and cash equivalents at end of period	$35	$152	$28	$215

NEER financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs.  For interest allocation purposes, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

Based on the decision in the first quarter of 2014 to retain the Maine fossil assets, the related loss recorded in 2013 was reclassified from discontinued operations to loss (gain) associated with Maine fossil.

NextEra Energy, Inc.
Earnings Per Share Contributions
(assuming dilution)
(unaudited)

Preliminary
First Quarter
NextEra Energy, Inc. - 2013 Earnings Per Share	$0.64

Florida Power & Light - 2013 Earnings Per Share	$0.68
Increased profitability	0.07
New investment growth	0.06
Cost recovery clause results, primarily nuclear uprates in base rates	(0.02)
Allowance for funds used during construction	(0.01)
Other and share dilution	0.01
Florida Power & Light - 2014 Earnings Per Share	$0.79

NEER - 2013 Earnings Per Share	$(0.09)
New investments	0.06
Existing assets	0.14
Gas infrastructure	0.01
Customer supply and proprietary power & gas trading	(0.11)
Non-qualifying hedges impact	(0.16)
Gain from discontinued operations (Hydro)	(0.51)
Change in Maine fossil gain/loss	0.13
Charges associated with impairment of the Spain solar projects	0.81
Operating results of Spain solar projects	(0.03)
Change in other than temporary impairment losses - net	(0.01)
Other, including interest expense and share dilution	(0.04)
NEER - 2014 Earnings Per Share	$0.20

Corporate and Other - 2013 Earnings Per Share	$0.05
NextEra Energy Transmission	(0.01)
Gain from discontinued operations (Hydro)	(0.03)
Other, including interest expense, interest income and consolidating income tax benefits or expenses and share dilution	(0.02)
Corporate and Other - 2014 Earnings Per Share	$(0.01)

NextEra Energy, Inc. - 2014 Earnings Per Share	$0.98

NEER financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs.  For interest allocation purposes, the deferred credit associated with differential membership interests sold by NEER subsidiaries is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Schedule of Total Debt and Equity
(millions)
(unaudited)

	Preliminary
March 31, 2014	Per Books	Adjusted (1)
Long-term debt, including current maturities, short-term debt and commercial paper
Junior Subordinated Debentures	$2,978	$1,489
Debentures, related to NextEra Energy's equity units	1,750
Project debt:
Natural gas-fired assets	1,598
Wind assets	3,650	913
Solar	942
Storm Securitization Debt	357
Pipeline Funding	500
Waste Water Bonds	55
Other(2)		1,391
Other long-term debt, including current maturities, short-term debt and commercial paper(3)	17,685	17,685
Total debt per Balance Sheet	29,515	21,478
Junior Subordinated Debentures		1,489
Debentures, related to NextEra Energy's equity units		1,750
Common shareholders' equity	18,160	18,160
Total capitalization, including debt due within one year	$47,675	$42,877
Debt ratio	62%	50%

December 31, 2013	Per Books	Adjusted (1)
Long-term debt, including current maturities and commercial paper
Junior Subordinated Debentures	$3,353	$1,677
Debentures, related to NextEra Energy's equity units	1,750
Project debt:
Natural gas-fired assets	1,613
Wind assets	3,794	949
Solar	957
Storm Securitization Debt	386
Pipeline Funding	500
Waste Water Bonds	55
Other(2)		1,486
Other long-term debt, including current maturities, short-term debt and commercial paper(3)	16,018	16,018
Total debt	28,426	20,130
Junior Subordinated Debentures		1,676
Debentures, related to NextEra Energy's equity units		1,750
Common shareholders' equity	18,040	18,040
Total capitalization, including debt due within one year	$46,466	$41,596
Debt ratio	61%	48%
________________________

(1)	Adjusted debt calculation is based on NextEra's interpretation of S&P's credit metric methodology which can be found in their Corporate Ratings Criteria on S&P's website.
(2)	Other includes imputed debt of purchase power agreements, a portion of the deferral related to differential membership interests and certain accrued interest.
(3)	Includes premium and discount on all debt issuances.

Florida Power & Light Company
Statistics
(unaudited)

	Preliminary
	Quarter
Periods Ended March 31	2014	2013
Energy sales (million kWh)
Residential	11,718	10,842
Commercial	10,388	10,075
Industrial	697	717
Public authorities	139	137
Increase (decrease) in unbilled sales	(337)	(115)
Total retail	22,605	21,656
Electric utilities	1,102	501
Interchange power sales	1,348	888
Total	25,055	23,045

Average price (cents/kWh)(1)
Residential	10.98	10.39
Commercial	9.16	8.75
Industrial	6.99	6.68
Total	9.93	9.46

Average customer accounts (000s)
Residential	4,151	4,073
Commercial	523	514
Industrial	10	9
Other	3	4
Total	4,687	4,600

	March 31,
	2014	2013
End of period customer accounts (000s)
Residential	4,158	4,079
Commercial	523	514
Industrial	10	9
Other	4	4
Total	4,695	4,606

	2014	Normal	2013
Three Months Ended March 31,
Cooling degree-days(2)	147	126	124
Heating degree-days(2)	198	250	217
________________________

(1)	Excludes interchange power sales, net change in unbilled revenues, deferrals under cost recovery clauses and any provision for refund.
(2)	Cooling degree days for the periods above use a 72 degree base temperature and heating degree days use a 66 degree base temperature.